Exhibit 28(h)(15) under Form N-1A
Exhibit 10 under Item 601/Reg. S-K

EXHIBIT A
To the Financial Administration and Accounting Services Agreement
(revised as of 9/1/10)
Federated Income Securities Trust:
Federated Floating Rate Strategic Income Fund